Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP ANNOUNCES LETTER OF INTENT TO SELL
AND LEASE SANTA ANA FACILITY

DALTON, GEORGIA (August 9, 2019) -- The Dixie Group, Inc. (NASDAQ: DXYN) today announces it has entered into a letter of intent to sell to CenterPoint Properties Trust the Company’s Santa Ana, California facility. The transaction is subject to entering into a definitive purchase and lease agreement. The property consists of 10 acres with one building totaling approximately 200,000 square feet. The transaction is anticipated to close in early October 2019. The purchase price is in excess of $40 million dollars and is anticipated to generate an after tax gain on sale in excess of $20 million. Simultaneously, under the agreement, the Company shall sign a lease for 10 years with two 5-year renewal options.

Commenting on the anticipated transaction, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “We believe this transaction will strengthen our balance sheet by paying down debt, increasing our equity and substantially improving the availability under our lines of credit. We are pleased with this opportunity to work with CenterPoint Properties Trust and begin a mutually beneficial relationship. Our commitment to the Santa Ana operation is demonstrated by this long term lease. We have an excellent work force that we have developed over the years here in Orange County that continues our tradition of producing for our Fabrica Brand and its emphasis on “Quality without Compromise”. This transaction, along with our becoming profitable in the second quarter excluding restructuring related charges, helps ensure our long term financial stability,” Frierson concluded.
The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Atlas | Masland Contract and Dixie International brands.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

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